Exhibit 10.2

IDEXX LABORATORIES, INC.

2008 INCENTIVE COMPENSATION PLAN

IDEXX Laboratories, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2008 Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its shareholders and assist the Company in attracting and retaining executive officers of the Company and its Subsidiaries who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

2.	DEFINITIONS

2.1.	“Award” shall mean the amount of the Incentive Award paid to a Participant pursuant to the Plan.
2.2.	“Board” shall mean the board of directors of the Company.

2.3.       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.4.       “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.5       “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Subsidiaries.

2.6.       “Incentive Award” shall mean an amount equal to 0.75%, in the case of the Company’s Chief Executive Officer and 0.25%, in the case of each other Participant, of the Company’s Operating Income for each full calendar year in the Performance Period (proportionately adjusted for any portion of the Performance Period that is less than a full calendar year).

2.7.       “Operating Income” shall mean the Company’s consolidated operating income determined in accordance with generally accepted accounting principles in the United States and as reported in the Company’s income statement included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission covering the applicable Performance Period. Operating income may be adjusted by the Committee to eliminate the effects of differences between actual foreign currency exchange rates in the applicable Performance Period and currency exchange rates budgeted for such period, and to eliminate the effects of discrete items. Discrete items may include, without limitation, acquisition integration expenses, restructuring charges, acquisition purchase accounting adjustments, acquisition-related transaction costs, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets, and non-cash write-downs.

2.8.       “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan.

2.9.       “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish, provided no Performance Period shall be more than five years in length.

2.10.     “Subsidiary” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

3.	ELIGIBILITY AND ADMINISTRATION

3.1.       Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or a Subsidiary selected by the Committee to participate in the Plan (each, a “Participant”).

3.2.       Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Incentive Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Incentive Award, including the length of the Performance Period; (iii) certify the calculation of Operating Income and the amount of the Incentive Award payable to each Participant in respect of each Performance Period; (iv) determine the time when Incentive Awards will be paid; (v) in connection with the determination of the amount of each Award, determine whether and to what extent the Incentive Award shall be reduced based on such factors as the Committee deems appropriate in its discretion; (vi) determine whether payment of Awards may be deferred by Participants; (vii) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)        Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Subsidiary, any Participant and any person claiming any benefit or right under an Incentive Award or under the Plan.

(c)        To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	INCENTIVE AWARDS

4.1.       Performance Period; Participants. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, specify any adjustments to Operating Income for the Performance Period, and determine the Participants for each Performance Period.

4.2.       Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Incentive Award for each Participant for such Performance Period.

4.3.       Payment of Incentive Awards. The amount of the Incentive Award actually paid to a Participant shall be determined by the Committee in its sole discretion based on such factors as it deems appropriate, provided that the actual Award shall not exceed the Incentive Award with respect to such Participant. The Award amount determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan, share-based awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred pursuant to a plan or arrangement satisfying the requirements of Section 409A of the Code.

4.4.       Commencement or Termination of Employment. Without intending to limit the generality of Section 4.3 or the date for payment of Incentive Awards stated therein, if a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is Disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Incentive Award payable to such a Participant may, in the discretion of the Committee, be reduced, including without limitation a proportionate reduction, based on the period of actual employment during the applicable Performance Period.

5.	MISCELLANEOUSS

5.1.       Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, or by the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading). No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Incentive Award previously granted without such Participant’s consent.

5.2.       Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Incentive Awards.

5.3.       Tax Withholding. The Company or a Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or a Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4.       Right of Discharge Reserved; Claims to Incentive Awards. Nothing in this Plan shall provide any Participant a right to receive any Incentive Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Incentive Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or a Subsidiary or affect any right that the Company or a Subsidiary may have to terminate the employment of (or to demote or to exclude from future Incentive Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Incentive Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5.       Nature of Payments. All Incentive Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or a Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Incentive Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or a Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

5.6.       Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7.       Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8.       Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9.       Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10.     Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11.     Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

5.12.     Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Adopted by the Board of Directors on February 13, 2008, subject to stockholder approval.

Approved by the stockholders on May 7, 2008.

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